Exhibit 99.1

For Immediate Release

JACKSON HEWITT TAX SERVICE PROMOTES MICHAEL YERINGTON

TO CHIEF EXECUTIVE OFFICER

Mark L. Heimbouch Promoted to Senior Executive Vice President

and Chief Operating Officer

Margaret Richardson Elected Non-Executive Chair of the Board of Directors

Parsippany, New Jersey, October 9, 2007 – Jackson Hewitt Tax Service Inc. (NYSE: JTX) today announced that, effective immediately, Michael Yerington has been named President and Chief Executive Officer and Mark L. Heimbouch has been promoted to Senior Executive Vice President and Chief Operating Officer. In addition, Margaret Richardson has been elected Non-Executive Chair of the Board of Directors and Mr. Yerington has joined the Board as a director.

These changes follow the departure today of Jackson Hewitt’s former Chairman and CEO Michael Lister.

Mr. Yerington, 59, was previously President and COO. He joined Jackson Hewitt as Executive Vice President and COO in July 2006, bringing over 30 years of experience in operations, product development, business growth and acquisitions serving such companies as First Data Corporation and Western Union North America.

Mr. Heimbouch, 43, was previously Executive Vice President and Chief Financial Officer. He will continue to oversee the Finance and Accounting functions and Investor Relations as interim CFO until a new CFO is named.

Ms. Richardson, a former Commissioner of Internal Revenue, joined the Jackson Hewitt Board of Directors in June 2004. She previously served as the lead independent director on the Board.

On behalf of the Board of Directors, Ms. Richardson said, “Since joining Jackson Hewitt last year, Mike Yerington has been a valued member of the Company’s senior management team, demonstrating a sound strategic vision and strong operational leadership skills. With his ascension to the role of Chief Executive Officer and the promotion of Mark Heimbouch to Chief Operating Officer, we believe the company is well-positioned for continued growth.”

“We appreciate the contributions that Mike Lister has made to the company, which include leading Jackson Hewitt through a successful initial public offering and then delivering value to shareholders in the form of increased dividends and share repurchases,” Ms. Richardson continued. “We wish him well and look forward to a smooth leadership transition.”

Mr. Yerington said, “My objective as CEO is to continue to drive Jackson Hewitt forward for the benefit of our shareholders, customers, employees, franchisees and business partners. As we look ahead to the fast-approaching 2008 tax season, we have a number of important initiatives underway, including actions to strengthen our distribution system, further penetrate existing territories and increase the number of tax returns per office as offices mature. We also intend to enhance the Jackson Hewitt brand to drive retention of existing customers and attract new customers, particularly in high growth regions where we currently have low market share. And we will continue to develop innovative products and services that are intended to give customers a reason to return to Jackson Hewitt multiple times during the year.”

“Having now addressed a number of challenges confronted by the company this year,” Mr. Yerington continued, “we are focused on strengthening our support for our franchised and company-owned operations and delivering on our commitment to industry-leading practices and procedures.”

“Mark Heimbouch’s promotion to COO is well-deserved,” Mr. Yerington said. “During his tenure at Jackson Hewitt, he has played a significant role in both the financial strategy and overall operations of the company, improving performance in the company-owned business as well as leading the IPO process and helping to develop and execute key agreements with the company’s financial product providers. He is also one of the architects of Jackson Hewitt’s capital allocation strategy, in which the company has consistently returned capital to shareholders through ongoing share repurchase programs and increased dividends.”

Prior to joining Jackson Hewitt, Mr. Yerington served as a senior officer of First Data Corporation and previously as President of Western Union North America, where he was responsible for sales service, marketing, systems, financial and support operations for all of Western Union’s money transfer and payments services throughout the U.S., Canada and Puerto Rico. In addition, he had responsibility for product development and the company’s alternative channel strategy worldwide. After starting his professional career at Western Union, he later held several management positions at ITT-WorldCom. Mr. Yerington holds an MBA from Golden Gate University in San Francisco and a bachelor’s degree in Business Administration from the College of Notre Dame, Belmont, California.

Mr. Heimbouch joined Jackson Hewitt in 2003. He previously served as CFO for two venture capital-funded technology companies and held several corporate finance and planning positions with First Data Corporation and Western Union International. He also spent seven years at the accounting firm Deloitte & Touche LLP. Mr. Heimbouch is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Science degree from the University of Nebraska and a Masters degree in Business Administration from Duke University.

Ms. Richardson, a tax and business consultant, also serves on the Board of Directors of Legg Mason, Inc., an asset management firm. She served as Commissioner of Internal Revenue from 1993 to 1997 and has also served as a tax partner at Ernst & Young and a partner at the Washington, D.C. law firm of Sutherland, Asbill and Brennan. She graduated from Vassar College with a degree in political science and received a J.D. with honors from The George Washington University Law School.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with over 6,500 franchised and company-owned offices throughout the United States during the 2007 tax season, is an industry leader providing full service individual federal and state income tax preparation. Most offices are independently owned and operated. The Company is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service office nearest to you, call 1-800-234-1040.

Contacts:
Investor Relations:	Media Relations:
David Kraut	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680